As filed with the Securities and Exchange Commission on June 9, 2021

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BANCO SANTANDER, S.A.

(Exact Name of Registrant as Specified in Its Charter)

Kingdom of Spain		N/A
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
Ciudad Grupo Santander 28660 Boadilla del Monte (Madrid), Spain

(Address of Principal Executive Offices)

Banco Santander, S.A. Deferred and Conditional Variable Remuneration Plan (Cycle XI)

Banco Santander, S.A. Deferred Multiyear Objectives Variable Remuneration Plan (Cycle VI)

Banco Santander, S.A. Digital Transformation Award

Banco Santander, S.A. Buyouts Procedure

(Full title of the plans)

Banco Santander, S.A.

New York Branch

45 E. 53rd Street

New York, New York 10022

Attn: Mercedes Pacheco, Managing Director and Senior Legal Counsel

(212) 350-3500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Kyoko Takahashi Lin

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered (1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(4)
Shares of Capital Stock of Banco Santander, S.A., par value Euro 0.50 each, reserved for issuance pursuant to the Banco Santander, S.A. Deferred and Conditional Variable Remuneration Plan (Cycle XI)	7,000,000	$ 4.19	$ 29,342,407.85	$ 3,201.26
Shares of Capital Stock of Banco Santander, S.A., par value Euro 0.50 each, reserved for issuance pursuant to the Banco Santander, S.A. Deferred Multiyear Objectives Variable Remuneration Plan (Cycle VI)	3,500,000	$ 4.19	$ 14,671,203.93	$ 1,600.63
Shares of Capital Stock of Banco Santander, S.A., par value Euro 0.50 each, reserved for issuance pursuant to the Banco Santander, S.A. Digital Transformation Award	1,000,000	$ 4.19	$ 4,191,772.55	$ 457.32
Shares of Capital Stock of Banco Santander, S.A., par value Euro 0.50 each, reserved for issuance pursuant to the Banco Santander, S.A. Buyouts Procedure	1,000,000	$ 4.19	$ 4,191,772.55	$ 457.32

(1)	The shares of capital stock of Banco Santander, S.A. (the “Registrant”), par value Euro 0.50 each (each, a “Share”) being registered hereby may be represented in the form of the Registrant’s American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”), with each ADS representing one Share.

(2)	The Banco Santander ADSs to be awarded under the Banco Santander, S.A. Deferred and Conditional Variable Remuneration Plan, the Banco Santander, S.A. Deferred Multiyear Objectives Variable Remuneration Plan, the Banco Santander, S.A. Digital Transformation Award and the Banco Santander, S.A. Buyouts Procedure will be acquired based on open market purchases. In addition, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall be deemed to include such additional ordinary shares as may be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the provisions of the plan covered hereby.

(3)	Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act on the basis of the average high and low sale prices of Shares on the Madrid Stock Exchange on June 7, 2021, translated at the Federal Reserve Bank of New York Noon Buying Rate of U.S. $1.2173 per Euro 1.0 on June 4, 2021.

(4)	Rounded up to the nearest penny.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)   The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020 and filed on February 26, 2021.

(b) The Registrant’s Report on Form 6-K filed on April 14, 2021.

(c)   All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 20-F referred to in Item 3(a) above.

(d)   The description of the Registrant’s American Depositary Shares evidenced by American Depositary Receipts, each representing one Share, and Shares contained in the Registrant’s Registration Statement on Form 424B5 dated December 1, 2020, filed under the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable, see Item 3(c).

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Indemnification under Banco Santander’s By-Laws (estatutos) and Spanish Law

Under Banco Santander’s bylaws and Spanish law, Banco Santander’s directors will be liable to Banco Santander and the shareholders and creditors of Banco Santander for any damage they cause through acts contrary to the law or the bylaws of Banco Santander, or acts carried out in breach of the duties inherent to the discharge of their office. All directors shall be jointly liable for those acts, except those that evidence that they did not intervene in the approval and execution of the act and did not know about the act or, if they knew, did everything that they deem reasonable to avoid the damage or, at least, expressly opposed the act. The fact that the act has been approved, ratified or authorized by a Shareholders’ Meeting shall not relieve the directors from their liability. No provision of Banco Santander’s bylaws provides for the indemnification of the directors with respect to such liabilities.

With respect to any offering pursuant to this registration statement, Banco Santander may undertake to indemnify its directors and officers, to the extent permitted by applicable law and Banco Santander’s bylaws, against any loss, claim, damages and judgments, and any expenses (including legal expenses) relating thereto, to which they may become subject under any U.S. state or federal securities laws insofar as such liabilities arise in connection with this registration statement.

Directors and Officers Insurance

Banco Santander maintains an insurance policy that protects officers and directors of Banco Santander and its consolidated subsidiaries from civil liabilities incurred as a result of actions taken in their official capacity associated with any civil, criminal or administrative process.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
4.1	English translation of the Bylaws (Estatutos) of Banco Santander, S.A. (incorporated herein by reference to our annual report on Form 20-F, filed on February 26, 2021)
4.2	Form of Amended and Restated Deposit Agreement dated as of September 22, 2016, among Banco Santander S.A., The Bank of New York Mellon as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit 99.1 to our Registration Statement on Form F-6 (File No. 333-213557) (filed with the SEC on September 9, 2016)
4.3	Form of American Depositary Receipt (included in Exhibit 4.2)
5	The American Depositary Shares awarded to participants under the Plans will be acquired based on open market purchases at prevailing market prices. Because such purchases do not involve the issuance by the Registrant of any new Shares and because such plans are not subject to ERISA, an opinion of counsel is not included with this Registration Statement
23.1	Consent of PricewaterhouseCoopers Auditores, S.L., independent registered public accounting firm
24	Powers of Attorney (included in the signature pages hereto)
99.1	Banco Santander, S.A. Deferred and Conditional Variable Remuneration Plan (Cycle XI)
99.2	Banco Santander, S.A. Deferred Multiyear Objectives Variable Remuneration Plan (Cycle VI)
99.3	Banco Santander, S.A. Digital Transformation Award
99.4	Banco Santander, S.A. Buyouts Procedure

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madrid, Spain, on this 9th day of June , 2021.

Banco Santander, S.A.

By:	/s/ José G. Cantera
	Name:	José G. Cantera
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints (whether as a director, officer or authorized representative of Banco Santander, S.A., or otherwise) any member of the Board of Directors of Banco Santander, S.A., José García Cantera, Francisco Javier Illescas Fernández-Bermejo, José Antonio Soler Ramos, Juan Urigoen Irusta, Jose Maria Ciruelos Lozano, and Silvana Leticia Borgatti and each of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ana Botín		June 9, 2021
Ana Botín	Chairman of the Board of Directors
/s/ José Antonio Álvarez		June 9, 2021
José Antonio Álvarez	Chief Executive Officer and Vice Chairman of the Board of Directors
/s/ Bruce Carnegie-Brown		June 9, 2021
Bruce Carnegie-Brown	Vice Chairman of the Board of Directors
/s/ Homaira Akbari		June 9, 2021
Homaira Akbari	Director
/s/ Javier Botín		June 9, 2021
Javier Botín	Director
June 9, 2021
Álvaro Cardoso	Director
June 9, 2021
R. Martin Chávez Márquez	Director
/s/ Sol Daurella		June 9, 2021
Sol Daurella	Director
June 9, 2021
Henrique de Castro	Director

June 9, 2021
Gina Díez Barroso	Director
June 9, 2021
Luis Isasi Fernández de Bobadilla	Director
/s/ Ramiro Mato		June 9, 2021
Ramiro Mato	Director
/s/ Sergio Rial		June 9, 2021
Sergio Rial	Director
June 9, 2021
Belén Romana	Director
/s/ Pamela Ann Walkden		June 9, 2021
Pamela Ann Walkden	Director
/s/ José Doncel		June 9, 2021
José Doncel	Group Chief Accounting Officer
/s/ Mercedes Pacheco		June 9, 2021
Mercedes Pacheco	Managing Director and Senior Legal Counsel, Authorized U.S. Representative